Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No.1 to Form F-1 Registration Statement of NetClass Technology Inc of our report dated March 28, 2023, with respect to our audits of the consolidated balance sheets of NetClass Technology Inc as of September 30, 2022 and 2021, the related consolidated statements of income and comprehensive income (loss), changes in equity and cash flows for the years ended September 30, 2022 and 2021, appearing in the Prospectus, and part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

June 20, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com